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                                                                     EXHIBIT 8.5

                      [BUREAU FRANCIS LEFEBVRE LETTERHEAD]

                                                                October 30, 2000

Vivendi Universal
42, avenue de Friedland
75380 Paris Cedex 08
France

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form F-4 (the "Registration Statement") of Vivendi Universal (currently named Sofiee), a French societe anonyme ("Vivendi Universal"), relating to the merger of Vivendi, a French societe anonyme, with and into its subsidiary Vivendi Universal (the "Merger"), and the other merger transactions (as that term is used in the Registration Statement) undertaken in connection therewith.

     Our opinion, subject to the limitations and conditions set forth therein, concerning certain French income tax consequences of holding and disposing of Vivendi Universal Shares, under currently applicable French income tax law, is set forth in the discussion under the caption "TAX INFORMATION -- French Tax Considerations of Holding and Disposing of Vivendi Universal Shares" in the Registration Statement.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ RENAUD STREICHENBERGER
                                          --------------------------------------
                                          Renaud Streichenberger